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                                                                   Exhibit 10.18

                              COMMITMENT AGREEMENT


            This COMMITMENT AGREEMENT (this "Agreement") is made and entered into as of this 13th day of March 2000, by and among Talarian Corporation, a California corporation ("Talarian"), Mark Mahowald ("the Shareholder"), and Wagner & Associates, P.C. (the "Escrow Agent").

                                 R E C I T A L S

            A. Talarian and WhiteBarn, Inc., an Illinois corporation ("WhiteBarn"), are parties to that certain Agreement and Plan of Merger dated as of March 7, 2000 (the "Merger Agreement").

            B. Pursuant to the Merger Agreement, the Shareholder is receiving 237,960 shares (the "Shares") of the common stock, no par value, of Talarian (the "Talarian Common Stock"), in exchange for all of the Shareholder's stock of WhiteBarn (the "WhiteBarn Shares").

            C. Talarian places a high value on the services of the Shareholder and his ability to enhance the strategic position of Talarian.

            D. In order to incent the Shareholder to remain employed by Talarian for at least two years from and following the Closing Date, twenty five percent (25%) of the Shares are being placed in an escrow account and will be forfeited if the Shareholder voluntarily terminates his employment or is terminated with cause prior to the second anniversary of the Closing Date.

            E. All capitalized terms used herein but which are not otherwise defined shall have the meanings given to them in the Merger Agreement.

                                A G R E E M E N T

            In consideration of the foregoing recitals and the mutual covenants and conditions contained herein, the parties, intending to be legally bound, agree as follows:

            1. Shareholder Covenants. The Shareholder covenants as follows:

                  1.1   Noncompetition/Nonsolicitation.

                        (a) During the Applicable Period (as defined below)
the Shareholder will not, without the prior written consent of Talarian, directly, in the Territory (as defined below), Compete (as defined below) with the business of Talarian or engage in any Solicitation (as defined below); provided, however, that nothing herein shall prevent the Shareholder from owning, directly or indirectly, as a passive investor, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation engaged in such competition.
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                        (b) For the purposes of this Section 1, the term
"Applicable Period" shall mean the period beginning on the Closing Date hereof and ending on the later to occur of (x) the second anniversary of the Closing Date or (y) the date one year following the termination of the Shareholder's employment with Talarian; provided that if the Shareholder's employment is terminated by Shareholder with Good Reason (as defined herein) or by Talarian without Cause (as defined herein), then the Applicable Period shall end on the date of such termination of Shareholder's employment; and provided further that in any event the Applicable Period shall terminate no later than the third anniversary of the Closing Date. Notwithstanding the foregoing, the Applicable Period shall be the one year period following the Closing Date if Talarian does not consummate an initial public offering of its equity securities pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, during such one year period.

                        (c) For the purposes of this Section 1, the term "Territory" shall mean North America.

                  1.2 Definition of Solicitation. For the purposes of this Agreement, the term "Solicitation" shall mean (a) calling on or soliciting, as a client or customer, any individual, partnership, corporation or association that Shareholder knows is a client or customer of Talarian or was a client or customer of Talarian during the 12 calendar month period immediately preceding any such act for the purpose of competing with Talarian; (b) hiring or soliciting or attempting to hire or solicit any employee of Talarian either on behalf of Shareholder or any other person or entity; or (c) hiring or soliciting or attempting to hire or solicit any independent sales representative that Shareholder knows is engaged in the solicitation of customers on Talarian's behalf or was engaged in the solicitation of customers on Talarian's behalf during the 12 calendar month period immediately preceding any such act for the purpose of competing with Talarian.

                  1.3 Definition of Compete. For purposes of this Agreement, the term "Compete" shall mean (a) acting as an agent, representative, consultant, officer, director, independent contractor or employee of any entity or enterprise, which directly competes with the business of Talarian; (b) participating in any such directly competing entity or enterprise, or the affiliate of such entity or enterprise, as a holder of an equity interest or as an owner, partner, limited partner, joint venturer, creditor or shareholder; or
(c) communicating to any such directly competing entity or enterprise the names or addresses or any other information concerning any past, present or identified prospective client or customer of Talarian.

                  1.4 Confidential Data. The Shareholder agrees that, during the Applicable Period and except as is appropriate in the course of performance of his responsibilities under any employment agreement or consulting agreement, the Shareholder shall keep confidential and not directly or indirectly divulge, furnish, make accessible to anyone, or appropriate for his own use any confidential information of Talarian, and that at no time will he divulge, furnish and make accessible to anyone or appropriate for his own use any trade secrets of Talarian. The Shareholder and Talarian further acknowledge and agree that Talarian has a legitimate interest in protecting proprietary customer information from misappropriation or diversion by the Shareholder or any competitor. The Shareholder hereby acknowledges and agrees that the prohibitions against disclosure of confidential


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data recited herein are in addition to, and not in lieu of, any rights or remedies which Talarian may have available pursuant to the Laws of any jurisdiction or at common law to prevent the disclosure of trade secrets and other confidential proprietary data, and the enforcement by Talarian of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies which it may possess in Law or equity absent this Agreement.

                  1.5 Reasonableness of Restrictions. The Shareholder recognizes that the territorial and time limitations set forth in Section 1, above, are reasonable, not burdensome and are properly required for the adequate protection of Talarian, and in the event that such territorial or time limitations are deemed to be unreasonable by a court of competent jurisdiction, the Shareholder and Talarian agree and submit to the reduction of either said territorial or time limitation, or both, to such an area or period as said court shall deem reasonable.

                  1.6 Notice. Talarian agrees that it shall give Shareholder written notice of, and to the extent possible, an opportunity to cure within 30 days of the date of such notice, any breach or alleged breach by Shareholder, of the provisions of this Section 1.

                  1.7 Injunctive Relief. The Shareholder acknowledges that its expertise in the business is of a special, unique, unusual, extraordinary and intellectual character, which gives such expertise a peculiar value, and that a breach by him of the provisions of this Agreement cannot be reasonably or adequately compensated in damages in an action at Law and that such breach will cause Talarian irreparable injury and damage. The Shareholder further acknowledges that he possesses unique skills, knowledge and ability and that competition in violation of this Agreement would be extremely detrimental to Talarian. By reason thereof, the Shareholder agrees that Talarian shall be entitled, in addition to any other remedies each of them may have under this Agreement or otherwise, to temporary, preliminary and/or permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement, without proof of actual damages that have been or may be caused to Talarian by such breach or threatened breach; provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of a breach, by either party.

            2. Establishment of Escrow; Account.

                  2.1 Deposit in Escrow. Talarian, on behalf of the Shareholder, hereby deposits with the Escrow Agent, a stock certificate representing an aggregate of 59,490 shares of the Talarian Common Stock (the "Initial Escrowed Shares"), issued in the name of the Shareholder. In addition, the Shareholder hereby deposits four stock powers (separate from certificate) endorsed in favor of Talarian. Any shares of Talarian capital stock that result from any stock dividend, reclassification, stock split, subdivision or combination of shares, recapitalization, merger or other events generally made with respect to the Talarian Common Stock in the Escrow Account (as defined below) ("Additional Shares") shall be delivered to the Escrow Agent and shall be held in the Escrow Account (and, as required under this Agreement, shall be released from the Escrow Account). Unless otherwise indicated, as used in this Agreement, the term "Escrowed Shares"


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includes the Initial Escrowed Shares and any Additional Shares. The Escrow Agent
agrees to accept delivery of the Escrowed Shares and to hold the Escrowed Shares in Escrow in accordance with this Agreement and to release the Escrowed Shares out of the Escrow Account as provided in this Agreement.

                  2.2 Escrow Account. The Escrow Agent shall maintain the Escrowed Shares in a separate account (the "Escrow Account").

                  2.3 Cash Dividends; Voting and Rights of Ownership. Any cash dividends, dividends payable in property or other distributions of any kind made in respect of the Escrowed Shares shall become part of the Escrow Account. The Shareholder shall have the right to vote the Escrowed Shares deposited in the Escrow Account on his behalf during such time that the Escrowed Shares are held in Escrow, and Talarian shall take all steps necessary to allow the exercise of such rights. While the Escrowed Shares remain in the Escrow Agent's possession pursuant to this Agreement, the Shareholder will retain and shall be able to exercise all other incidents of ownership of the Escrowed Shares that are not inconsistent with the terms and conditions hereof.

            3. Release from Escrow.

                  3.1 Release of Escrowed Shares to the Shareholder. The Escrowed Shares shall be held by the Escrow Agent until required to be released to either the Shareholder or Talarian as provided for in Sections 3.1 and 3.2. Provided that the Escrowed Shares have not been released to Talarian pursuant to
Section 3.2 below, upon the occurrence of the first of the following: (i) Shareholder terminates his employment with Talarian within 30 days of having Good Reason, (ii) Talarian terminates the Shareholder's employment without Cause (as defined below) (including for disability or death) or (iii) (provided Shareholder is still employed) the date two years after the Closing Date (the date of the first of such events in (i) through (iii) to occur is referred to as the "Termination Date"), within 10 business days after the Termination Date, Talarian and the Shareholder (or his estate) shall execute and deliver to the Escrow Agent a written notice (a "Release Notice") stating that all Escrowed Shares shall be released to the Shareholder (or his estate). Within five business days after receipt of the Release Notice, the Escrow Agent shall deliver (by registered mail or overnight carrier) to the Shareholder (or his estate) the Escrowed Shares (along with all corresponding stock powers) to the address specified by the Shareholder (or his estate). The Escrow Agent shall not be required to deliver the Escrowed Shares to the Shareholder until it has received the Release Notice from Talarian and the Shareholder (or his estate).

                  3.2 Release of Escrowed Shares to Talarian. If the Shareholder is terminated with Cause by Talarian or voluntarily terminates his employment with Talarian (other than for disability or death or if the Shareholder resigns within 30 days after having Good Reason) on or prior to the second anniversary of the Closing Date, Talarian and the Shareholder shall execute and deliver to the Escrow Agent within 20 days of such termination of employment, a Release Notice stating that all the Escrowed Shares shall be released to Talarian. Within five business days after receipt of such Release Notice, the Escrow Agent shall release the Escrowed Shares to Talarian. The Escrowed Shares released from Escrow to Talarian may be cancelled by Talarian, without


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requiring Talarian to pay any consideration whatsoever in receipt thereof to the
Shareholder. The Escrow Agent shall not be required to deliver the Escrowed Shares to Talarian until it has received the Release Notice from Talarian and the Shareholder (or his estate).

                  3.3 No Encumbrance. No Escrowed Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Shareholder or may be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Shareholder, prior to the delivery of the Escrowed Shares by the Escrow Agent to the Shareholder pursuant to Sections 3.1 and 3.2, above.

                  3.4 Power to Transfer Escrowed Shares. The Escrow Agent is hereby granted the power to effect any transfer of the Escrowed Shares provided for in this Agreement. Talarian will cooperate with the Escrow Agent in causing its transfer agent to promptly issue stock certificates as necessary to effect such transfers.

                  3.5 Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

                        (a) "Cause" shall mean any of the following: (a) Shareholder knowingly engages or in any manner participates in any activity which is directly competitive with or intentionally injurious to Talarian or its business or which violates any material provision of Section 1 hereof, (b) Shareholder uses alcohol or illegal drugs, which use materially interferes with the performance of his duties for Talarian; (c) Shareholder is convicted by a court of competent jurisdiction, or pleads "no contest" to, a felony, or any other crime involving moral turpitude; (d) Shareholder commits any fraud against Talarian or uses or intentionally appropriates for his personal use or benefit any funds or properties of Talarian not authorized by Talarian to be so used or appropriated; (e) Shareholder intentionally imparts material confidential information relating to Talarian or its business to third parties other than in the course of carrying out his duties; or (f) Shareholder fails or refuses to make a reasonable effort to materially perform the duties and responsibilities that are within the scope of his employment in the position of Vice President of Network Development, as reasonably requested by his superiors; if such failure or refusal is not cured within thirty (30) days after written notice thereof to Shareholder by Talarian.

                        (b) "Good Reason" shall mean the occurrence of any of the following events: (1) the removal of the Shareholder from the position as Vice President of Network Development or any material change or reduction in the Shareholder's position, salary, benefits, authority, duties or responsibilities without his written consent, or (2) a change in the Shareholder's place of employment to a place which is not within a 20 mile radius of his place of employment before such change.

            4. Arbitration.

                  4.1 AAA Rules. Any dispute between Talarian and the Shareholder under this Agreement, shall be submitted to final and binding arbitration in the County of Santa Clara,


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State of California, which arbitration shall, except as herein specifically stated, be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") then in effect; provided, however, that the parties agree first to try in good faith to resolve any dispute that does not exceed $100,000 by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration; provided, further, that in the event of an arbitration, the arbitration provisions of this Agreement shall govern over any conflicting rules which may now or hereafter be contained in the AAA rules.

                  4.2 Binding Effect. The final decision of the arbitrator shall be furnished in writing to the Escrow Agent, the Shareholder and Talarian and will constitute a conclusive determination of the issue in question, binding upon the Shareholder and Talarian. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof.

                  4.3 Compensation of Arbitrator. Any such arbitration shall be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties and by the AAA, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

                  4.4 Selection of Arbitrator. The AAA shall have the authority to select an arbitrator from a list of arbitrators who are partners in a nationally recognized firm of independent certified public accountants from the management advisory services department (or comparable department or group) of such firm or who are partners in a major law firm; provided, however, that neither the accounting firm, law firm nor the individual arbitrator shall be a firm or individual that has within the last three years rendered, or is then rendering, services to any party or, also in the case of a law firm, a firm or an individual lawyer, who has appeared, or is then appearing, as counsel of record in opposition to any party; provided, further, that the individual arbitrator cannot have any other prior relationship or affiliation to the Shareholder, Talarian or any of its officers, directors, consultants, contractors or employees which is likely to affect or compromise the arbitrator's independence.

                  4.5 Payment of Costs. The parties will share responsibility for the attorneys' fees and costs and all costs of arbitration, including those provided for above, based on the degree to which the arbitrator accepts the respective positions of the parties, as conclusively determined by the arbitrator.

                  4.6 Terms of Arbitration. The arbitrator chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of the Merger Agreement or any other documents that are executed in connection therewith.

                  4.7 Exclusive Remedy. Arbitration or mediation under this Section shall be the sole and exclusive remedy of the parties for any dispute arising out of this Agreement.


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            5. Escrow Agent.

                  5.1 Duties. The duties of the Escrow Agent hereunder shall be entirely administrative and not discretionary. The Escrow Agent shall be obligated to act only in accordance with written instructions received by it as provided in this Agreement and is authorized herewith to comply with any orders, judgments or decrees of any court with or without jurisdiction and shall not be liable as a result of its compliance with the same.

                  5.2 Legal Opinions. As to any legal questions arising in connection with the administration of this Agreement, the Escrow Agent may rely absolutely upon the joint instruction of Talarian and the Shareholder or the opinions given to the Escrow Agent by its outside independent counsel and shall be free of liability for acting and relying on such opinions.

                  5.3 Signatures. The Escrow Agent may rely absolutely upon the genuineness and authorization of the signature and purported signature of any party upon any instruction, notice, release, receipt or other document delivered to it pursuant to this Agreement.

                  5.4 Receipts and Releases. The Escrow Agent may, as a condition to the disbursement of monies or disposition of securities as provided herein, require from the payee or recipient a receipt therefor and, upon final payment or disposition, a release of the Escrow Agent from any liability arising out of its execution or performance of this Agreement, with such release to be in a form reasonably satisfactory to the Escrow Agent.

                  5.5 Refrain from Action. The Escrow Agent shall be entitled to refrain from taking any action contemplated by this Agreement in the event it becomes aware of any dispute between the Shareholder and Talarian as to any material facts or as to the happening of any event precedent to such action.

                  5.6 Interpleader. If any controversy arises between the parties or with any third party, the Escrow Agent shall not be required to determine the same or to take any action, but the Escrow Agent in its discretion may institute such interpleader or other proceedings in connection therewith as the Escrow Agent may deem proper, and in following such other course, the Escrow Agent shall not be liable.

                  5.7 Tax Forms. All persons or entities entitled to receive interest from the Escrow Account will provide the Escrow Agent with W-9 tax forms prior to disbursement of interest. Interest earned in the Escrow Account will be reported as income to the party receiving such interest.

            6. Indemnification of Escrow Agent.

                  6.1 Waiver Indemnification. Talarian and the Shareholder agree to and hereby do waive any suit, claim, demand or cause of action of any kind which they may have or may


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assert against the Escrow Agent arising out of or relating to the execution or performance by the Escrow Agent of this Agreement, in accordance with the terms and conditions hereof, unless such suit, claim, demand or cause of action is based upon the willful neglect or gross negligence or bad faith of the Escrow Agent. They further agree to indemnify the Escrow Agent against and from any and all claims, demands, costs, liabilities and expenses, including reasonable counsel fees, which may be asserted against it or to which it may be exposed or which it may incur by reason of its execution or performance of this Agreement, except to the extent attributable to its willful neglect, gross negligence or bad faith. Such agreement to indemnify shall survive until extinguished by any applicable statute of limitations.

                  6.2 Conditions to Indemnification. In case any litigation is brought against the Escrow Agent in respect of which indemnity may be sought hereunder, the Escrow Agent shall give prompt notice of that litigation to the parties, and the parties, upon receipt of that notice, shall have the obligation and the right to assume the defense of such litigation, provided that failure of the Escrow Agent to give the notice shall not relieve the parties from any of their obligations under this Section 6 unless that failure prejudices the defense of any of such litigation by said parties. The cost of defense of any such litigation shall be borne by Talarian unless the litigation is brought by or on behalf of the Shareholder, in which case the cost of defense of any such litigation shall be borne by the Shareholder. At its own expense, the Escrow Agent may employ separate counsel and participate in the defense. Parties shall not be liable for any settlement agreed to by the Escrow Agent without the respective consents.

            7. Acknowledgment by the Escrow Agent. By execution and delivery of this Agreement, the Escrow Agent acknowledges that the terms and provisions of this Agreement are acceptable and agrees to carry out the provisions of this Agreement on its part.

            8. Resignation or Removal of Escrow Agent; Successor.

                  8.1   Resignation and Removal.

                        (a) The Escrow Agent may resign as such following the giving of 30 days' prior written notice to the other parties. Similarly, the Escrow Agent may be removed and replaced following the giving of 30 calendar days' prior written notice to be given to the Escrow Agent jointly by the Shareholder and Talarian. In either event, the duties of the Escrow Agent shall terminate 30 calendar days after the date of such notice (or as of such earlier date as may be mutually agreeable); and the Escrow Agent shall then deliver the balance of the Escrowed Shares then in its possession to a successor Escrow Agent as shall be appointed by the other parties as evidenced by a written notice filed with the Escrow Agent.

                        (b) If the parties are unable to agree upon a successor, or shall have failed to appoint a successor prior to the expiration of 30 calendar days following the date of the notice of resignation or removal, then the acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief and any such resulting appointment shall be binding upon all of the parties.


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                  8.2 Successors. Every successor appointed hereunder shall
execute, acknowledge and deliver to its predecessor and also to the Shareholder and Talarian, an instrument in writing accepting such appointment hereunder, and thereupon such successor, without any further act, shall become fully vested with all the duties, responsibilities and obligations of its predecessor; and such predecessor, upon the written request of its successor or any of the parties, shall execute and deliver an instrument or instruments transferring to such successor all the rights of such predecessor hereunder, and shall duly assign, transfer and deliver all property, securities and monies held by it pursuant to this Agreement to such successor (a "Successor Transfer"). Should any instrument be required by any successor for more fully vesting in such successor, the duties, responsibilities and obligations hereby vested or intended to be vested in the predecessor, any and all such instruments in writing shall, on the request of any of the other parties, be executed, acknowledged and delivered by the predecessor.

                  8.3 New Custodian. In the event of an appointment of a successor, upon the consummation of the Successor Transfer, the predecessor shall cease to be custodian of any funds, securities or other assets and records previously held by it pursuant to this Agreement, and the successor shall become such custodian.

                  8.4 Release. Upon acknowledgment by any successor Escrow Agent of the receipt of the then remaining balance of the Escrowed Shares, the then acting Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Agreement that may arise and accrue thereafter.

            9. Fee. The Escrow Agent shall be paid for service hereunder in accordance with the fee schedule attached hereto as Schedule 9 hereto. Talarian shall be responsible for paying all such fees to the Escrow Agent and any successor thereof. In the event that the Escrow Agent is required to render any service not provided for in this Agreement and fee schedule, or there is any assignment of the interest of this Escrow or any modification hereof, the Escrow Agent shall be entitled to receive from the party requesting the service, assignment or amendment reasonable compensation for such extraordinary services and reimbursement for all fees, costs, liability and expenses, including attorneys' fees.

            10. Termination. The escrow created hereby shall terminate following the Escrow Agent's delivery of all Escrowed Shares to the Shareholder or Talarian pursuant to Section 3, above.

            11. Miscellaneous Provisions.

                  11.1 Governing Law. The validity, construction and performance of this Agreement, and any Action arising out of or relating to this Agreement shall be governed by the Laws, without regard to the Laws as to choice or conflict of Laws, of the State of Illinois.

                  11.2 No Employment Agreement. Nothing contained in this Agreement shall confer on Shareholder any right to remain in the employ of, or to continue providing services


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for, Talarian or any of its subsidiaries or shall limit the ability of Talarian or any of its subsidiaries to terminate, with or without cause, in its sole discretion, the employment of Shareholder.

                  11.3 Amendment. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by all parties or their respective successors and permitted assigns.

                  11.4 Assignment. Neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process, operation of Law or otherwise), in whole or in part, by the Shareholder without the prior written consent of Talarian.

                  11.5 Notices. All notices, requests, demands and other communications made under this Agreement shall be in writing, correctly addressed to the recipient at the addresses set forth under such recipient's signature on the signature page hereto and shall be deemed to have been duly given; (a) upon delivery, if served personally on the party to whom notice is to be given; or (b) on the date or receipt, refusal or non-delivery indicated on the receipt if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid, or by air courier. Any party may give written notice of a change of address in accordance with the provisions of this Section and after such notice of change has been received, any subsequent notice shall be given to such party in the manner described at such new address.

                  11.6 Warranty of Authority. Each of the individuals signing this Agreement on behalf of a party hereto warrants and represents that such individual is duly authorized and empowered to enter into this Agreement and bind such party hereto.

                  11.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.


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            IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.


"TALARIAN":                            THE "SHAREHOLDER":

TALARIAN CORPORATION,
a California corporation
                                       Mark Mahowald

By:  ______________________________    Address:
Name:______________________________    _______________________________________
Its: ______________________________    _______________________________________
                                       _______________________________________
Address:                               Tel. No.:   ___________________________
333 Distel Circle                      Fax. No.:   ___________________________
Los Altos, CA  94022-1404
Tel. No.:   (650) 965-8050
Fax. No.:   (650) 965-9077



"ESCROW AGENT":

WAGNER & ASSOCIATES, P.C.


By:   ____________________________
Name: ____________________________
Its:  ____________________________


Address:
41 Corporate Park, Suite 210
Irvine, CA  92606
Tel. No.:   (949) 474-6964
Fax. No.:  (949) 474-6001



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